A PARTNERSHIP of INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2/A Amendment No. 3, dated May 25, 2007, of our report dated February 21, 2007, relating to the financial statements of Nuance Resources, Corp. (formerly Farrier Resources Corp.), as of November 30, 2006 and of our report dated December 14, 2006, relating to the financial statements of Nuance Resources Corp., as of November 30, 2006, which appears in such Form SB-2/A Amendment No. 3.

Vancouver, Canada	“AMISANO HANSON”
May 25, 2007	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net